UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.  )*

Under the Securities Exchange Act of 1934

CLEARWAY ENERGY, INC.
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)

18539C105
(CUSIP Number)

June 9, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Atlas Master Fund, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
169,670 shares
	7	sole dispositive power

	8	shared dispositive power
169,670 shares

9	aggregate amount beneficially owned by each reporting person
169,670 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.5%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Atlas Management, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
169,670 shares
	7	sole dispositive power

	8	shared dispositive power
169,670 shares

9	aggregate amount beneficially owned by each reporting person
169,670 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.5%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo PPF Credit Strategies, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
117,468 shares
	7	sole dispositive power

	8	shared dispositive power
117,468 shares

9	aggregate amount beneficially owned by each reporting person
117,468 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.3%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Credit Strategies Master Fund Ltd.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
1,509,589 shares
	7	sole dispositive power

	8	shared dispositive power
1,509,589 shares

9	aggregate amount beneficially owned by each reporting person
1,509,589 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
4.4%
12	type of reporting person (See Instructions)
CO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo ST Fund Management LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
1,509,589 shares
	7	sole dispositive power

	8	shared dispositive power
1,509,589 shares

9	aggregate amount beneficially owned by each reporting person
1,509,589 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
4.4%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo ST Operating LP
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
1,509,589 shares
	7	sole dispositive power

	8	shared dispositive power
1,509,589 shares

9	aggregate amount beneficially owned by each reporting person
1,509,589 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
4.4%
12	type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo ST Capital LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
1,509,589 shares
	7	sole dispositive power

	8	shared dispositive power
1,509,589 shares

9	aggregate amount beneficially owned by each reporting person
1,509,589 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
4.4%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ST Management Holdings, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
1,509,589 shares
	7	sole dispositive power

	8	shared dispositive power
1,509,589 shares

9	aggregate amount beneficially owned by each reporting person
1,509,589 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
4.4%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AP Kent Credit Master Fund, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
10,396 shares
	7	sole dispositive power

	8	shared dispositive power
10,396 shares

9	aggregate amount beneficially owned by each reporting person
10,396 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%*
12	type of reporting person (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AP Kent Management, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
10,396 shares
	7	sole dispositive power

	8	shared dispositive power
10,396 shares

9	aggregate amount beneficially owned by each reporting person
10,396 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%*
12	type of reporting person (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo TR Opportunistic Ltd.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
121,636 shares
	7	sole dispositive power

	8	shared dispositive power
121,636 shares

9	aggregate amount beneficially owned by each reporting person
121,636 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.4%
12	type of reporting person (See Instructions)
CO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Master Fund LP
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
121,636 shares
	7	sole dispositive power

	8	shared dispositive power
121,636 shares

9	aggregate amount beneficially owned by each reporting person
121,636 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.4%
12	type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Management LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
121,636 shares
	7	sole dispositive power

	8	shared dispositive power
121,636 shares

9	aggregate amount beneficially owned by each reporting person
121,636 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.4%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Master Fund Enhanced LP
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
121,636 shares
	7	sole dispositive power

	8	shared dispositive power
121,636 shares

9	aggregate amount beneficially owned by each reporting person
121,636 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.4%
12	type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Enhanced Management LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
121,636 shares
	7	sole dispositive power

	8	shared dispositive power
121,636 shares

9	aggregate amount beneficially owned by each reporting person
121,636 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.4%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Credit Management, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
7,095 shares
	7	sole dispositive power

	8	shared dispositive power
7,095 shares

9	aggregate amount beneficially owned by each reporting person
7,095 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%*
12	type of reporting person (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Credit Management, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
7,095 shares
	7	sole dispositive power

	8	shared dispositive power
7,095 shares

9	aggregate amount beneficially owned by each reporting person
7,095 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%*
12	type of reporting person (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo SA Management, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
19,435 shares
	7	sole dispositive power

	8	shared dispositive power
19,435 shares

9	aggregate amount beneficially owned by each reporting person
19,435 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.1%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Management, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
1,983,801 shares
	7	sole dispositive power

	8	shared dispositive power
1,983,801 shares

9	aggregate amount beneficially owned by each reporting person
1,983,801 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
5.7%
12	type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Management GP, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
1,983,801 shares
	7	sole dispositive power

	8	shared dispositive power
1,983,801 shares

9	aggregate amount beneficially owned by each reporting person
1,983,801 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
5.7%
12	type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
1,983,801 shares
	7	sole dispositive power

	8	shared dispositive power
1,983,801 shares

9	aggregate amount beneficially owned by each reporting person
1,983,801 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
5.7%
12	type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings GP, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
1,983,801 shares
	7	sole dispositive power

	8	shared dispositive power
1,983,801 shares

9	aggregate amount beneficially owned by each reporting person
1,983,801 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
5.7%
12	type of reporting person (See Instructions)
OO

Item 1.	(a)	Name of Issuer

Clearway Energy, Inc.

(b)	Address of Issuer’s Principal Executive Offices

804 Carnegie Center

Princeton, New Jersey 08540

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Apollo Atlas Master Fund, LLC (“Atlas”), (ii) Apollo Atlas Management, LLC (“Atlas Management”), (iii) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”), (iv) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (v) Apollo ST Fund Management LLC (“ST Management”), (vi) Apollo ST Operating LP (“ST Operating”), (vii) Apollo ST Capital LLC (“ST Capital”), (viii) ST Management Holdings, LLC (“ST Management Holdings”), (ix) AP Kent Credit Master Fund, L.P. (“Kent Credit”), (x) AP Kent Management LLC (“Kent Management”), (xi) Apollo Credit Management, LLC (“ACM LLC”), (xii) Apollo Capital Credit Management, LLC (“ACCM LLC”), (xiii) Apollo SA Management, LLC (“SA Management”), (xiv) Apollo TR Opportunistic Ltd. (“TR Opportunistic”), (xv) Apollo Total Return Master Fund LP (“TR Master Fund”), (xvi) Apollo Total Return Management LLC (“TR Management”), (xvii) Apollo Total Return Master Fund Enhanced LP (“TR Enhanced”), (xviii) Apollo Total Return Enhanced Management LLC (“TR Enhanced Management”), (xix) Apollo Capital Management, L.P. (“Capital Management”), (xx) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxi) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxii) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

Atlas, PPF Credit Strategies, Credit Strategies, Kent Credit and TR Opportunistic each hold shares of Common Stock of the Issuer.

Atlas Management serves as the investment manager of Atlas.

Credit Strategies is the sole member of PPF Credit Strategies. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital.

Kent Management serves as the investment manager of Kent Credit. PPF Management serves as the investment management of PPF Credit Strategies.

TR Master Fund and TR Enhanced are the shareholders of TR Opportunistic. TR Management serves as the investment manager for TR Master Fund and TR Enhanced Management serves as the investment manager for TR Enhanced.

ACM LLC provides investment management services for Franklin K2 Long Short Credit Fund (“Franklin K2”). ACCM LLC is the sole member of ACM LLC. SA Management provides investment management services for Franklin Templeton Investment Funds (“FTIF Franklin”) and Franklin Alternative Strategies Fund (“FASF Franklin”).

Capital Management serves as the sole member of Atlas Management, Kent Management, ACCM LLC and SA Management, and the sole member and manager of ST Management Holdings, TR Management and TR Enhanced Management, and provides investment management services for K2 Apollo Credit Master Fund Ltd (“K2 Apollo”). Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of Credit Strategies, TR Management, TR Opportunistic, TR Master Fund and TR Enhanced is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands.

The address of the principal business office of each of PPF Credit Strategies, Kent Credit and Atlas is One Manhattanville Road, Suite 201, Purchase, New York 10577.

The address of the principal business office of each of ST Management, ST Operating, ST Capital, ST Management Holdings, Kent Management, Atlas Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)	Citizenship

Credit Strategies, ST Management Holdings and TR Opportunistic are exempted companies incorporated in the Cayman Islands with limited liability. ST Operating, Capital Management and Management Holdings are each Delaware limited partnerships. Kent Credit, Atlas, TR Master Fund and TR Enhanced are each exempted limited partnerships registered in the Cayman Islands. PPF Credit Strategies, ST Management, ST Capital, TR Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Kent Management, Atlas Management, Capital Management GP, and Management Holdings GP are each Delaware limited liability companies.

(d)	Title of Class of Securities

Class A Common Stock, par value $0.01 per share (the “Common Stock”)

(e)	CUSIP Number

18539C105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Atlas	169,670
Atlas Management	169,670
PPF Credit Strategies	117,468
Credit Strategies	1,509,589
ST Management	1,509,589
ST Operating	1,509,589
ST Capital	1,509,589
ST Management Holdings	1,509,589
Kent Credit	10,396
Kent Management	10,396
TR Opportunistic	121,636
TR Master Fund	121,636
TR Management	121,636
TR Enhanced	121,636
TR Enhanced Management	121,636
ACM LLC	7,095
ACCM LLC	7,095
SA Management	19,435
Capital Management	1,983,801
Capital Management GP	1,983,801
Management Holdings	1,983,801
Management Holdings GP	1,983,801

Unless indicated otherwise, the number of shares of Common Stock reported as beneficially owned in this Schedule 13G is as of the date hereof. As of June 9, 2022, the reporting persons beneficially owned an aggregate of 2,256,369 shares of Common Stock.

The number of shares of Common Stock reported as beneficially owned by ACM LLC and ACCM LLC are held by Franklin K2, for which ACM LLC has the authority to vote and to make investment decisions.

The number of shares of Common Stock reported as beneficially owned by SA Management are held by FTIF Franklin and FASF Franklin, for which SA Management has the authority to vote and to make investment decisions.

The number of shares reported as beneficially owned by Capital Management include, among others, 145,980 shares of Common Stock held by K2 Apollo, for which Capital Management has the authority to vote and to make investment decisions.

The shares of Common Stock reported as beneficially owned by Atlas Management, ST Management Holdings, Kent Management, TR Management, TR Enhanced Management, ACCM LLC and SA Management are also included in the shares reported as beneficially owned by Capital Management, Capital Management GP, Management Holdings and Management Holdings GP.

Atlas, PPF Credit Strategies, Credit Strategies, Kent Credit, and TR Opportunistic each disclaim beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. The other Reporting Persons, and Messrs. Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Atlas	0.5%
Atlas Management	0.5%
PPF Credit Strategies	0.3%
Credit Strategies	4.4%
ST Management	4.4%
ST Operating	4.4%
ST Capital	4.4%
ST Management Holdings	4.4%
Kent Credit	0.0%*
Kent Management	0.0%*
TR Opportunistic	0.4%
TR Master Fund	0.4%
TR Management	0.4%
TR Enhanced	0.4%
TR Enhanced Management	0.4%
ACM LLC	0.0%*
ACCM LLC	0.0%*
SA Management	0.1%
Capital Management	5.7%
Capital Management GP	5.7%
Management Holdings	5.7%
Management Holdings GP	5.7%

* Percentage amounts to less than one-tenth of a percent of the outstanding class of common stock.

The percentages are based on 34,599,645 shares of Common Stock outstanding as of July 29, 2022, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on August 2, 2022.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:
0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

Atlas	169,670
Atlas Management	169,670
PPF Credit Strategies	117,468
Credit Strategies	1,509,589
ST Management	1,509,589
ST Operating	1,509,589
ST Capital	1,509,589
ST Management Holdings	1,509,589
Kent Credit	10,396
Kent Management	10,396
TR Opportunistic	121,636
TR Master Fund	121,636
TR Management	121,636
TR Enhanced	121,636
TR Enhanced Management	121,636
ACM LLC	7,095
ACCM LLC	7,095
SA Management	19,435
Capital Management	1,983,801
Capital Management GP	1,983,801
Management Holdings	1,983,801
Management Holdings GP	1,983,801

(iii)	Sole power to dispose or to direct the disposition of:
0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

Atlas	169,670
Atlas Management	169,670
PPF Credit Strategies	117,468
Credit Strategies	1,509,589
ST Management	1,509,589
ST Operating	1,509,589
ST Capital	1,509,589
ST Management Holdings	1,509,589
Kent Credit	10,396
Kent Management	10,396
TR Opportunistic	121,636
TR Master Fund	121,636
TR Management	121,636
TR Enhanced	121,636
TR Enhanced Management	121,636
ACM LLC	7,095
ACCM LLC	7,095
SA Management	19,435
Capital Management	1,983,801
Capital Management GP	1,983,801
Management Holdings	1,983,801
Management Holdings GP	1,983,801

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 20, 2022

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC, its investment manager

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P., its sole member

By: Apollo Capital Management GP, LLC, its general partner

		By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC, its investment manager

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC, its investment manager

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC, its general partner

	By:	/s/ John Suydam
Name: John Suydam
Title: Vice President

APOLLO ST CAPITAL LLC

By:	/s/ John Suydam
Name: John Suydam
Title: Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ John Suydam
Name: John Suydam
Title: Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Advisors, L.P., its General Partner

By: AP Kent Advisors GP, LLC, its general partner

		By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President and Secretary

AP KENT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President and Secretary

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund LP, its shareholder

	By:	Apollo Total Return Advisors LP, its general partner

		By:	Apollo Total Return Advisors GP LLC, its general partner

			By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

By:	Apollo Total Return Master Fund Enhanced LP, its shareholder

	By:	Apollo Total Return Enhanced Advisors LP, its general partner

		By:	Apollo Total Return Enhanced Advisors GP LLC, its general partner

			By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND LP

By:	Apollo Total Return Advisors LP, its general partner

	By:	Apollo Total Return Advisors GP LLC, its general partner

		By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND ENHANCED LP

By:	Apollo Total Return Enhanced Advisors LP, its general partner

	By:	Apollo Total Return Enhanced Advisors GP LLC, its general partner

		By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN ENHANCED MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO SA MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC, its general partner

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

JOINT FILING AGREEMENT

CLEARWAY ENERGY, INC.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of September 20,2022.

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC, its investment manager

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P., its sole member

By: Apollo Capital Management GP, LLC, its general partner

		By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC, its investment manager

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC, its investment manager

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC, its general partner

	By:	/s/ John Suydam
Name: John Suydam
Title: Vice President

APOLLO ST CAPITAL LLC

By:	/s/ John Suydam
Name: John Suydam
Title: Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ John Suydam
Name: John Suydam
Title: Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Advisors, L.P., its General Partner

By: AP Kent Advisors GP, LLC, its general partner

		By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President and Secretary

AP KENT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President and Secretary

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund LP, its shareholder

	By:	Apollo Total Return Advisors LP, its general partner

		By:	Apollo Total Return Advisors GP LLC, its general partner

			By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

By:	Apollo Total Return Master Fund Enhanced LP, its shareholder

	By:	Apollo Total Return Enhanced Advisors LP, its general partner

		By:	Apollo Total Return Enhanced Advisors GP LLC, its general partner

			By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND LP

By:	Apollo Total Return Advisors LP, its general partner

	By:	Apollo Total Return Advisors GP LLC, its general partner

		By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND ENHANCED LP

By:	Apollo Total Return Enhanced Advisors LP, its general partner

	By:	Apollo Total Return Enhanced Advisors GP LLC, its general partner

		By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN ENHANCED MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO SA MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC, its general partner

	By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President